ELEVENTH AMENDMENT
TO THE
HEWLETT-PACKARD 401(k) PLAN
(Amended and Restated Effective June 2, 2000)

        The Hewlett-Packard 401(k) Plan (the “Plan”) is amended in the following respects:

1.     Section 11(b)(i)(A) is amended in its entirety effective January 1, 2004, to read as follows:

        “(A)        Medical expenses described in Code section 213(d) incurred by, or necessary to obtain medical care for, the Participant, the Participant’s spouse, the Participant’s domestic partner (the person with whom the Participant has signed and filed a notarized declaration of domestic partnership form as prescribed by the Company), or any dependents of the Participant (as defined in Code section 152);"

2.     Section 11(b)(i)(C) is amended in its entirety effective January 1, 2004, to read as follows:

        “(C)        Payment of tuition, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant, his or her spouse, domestic partner (the person with whom the Participant has signed and filed a notarized declaration of domestic partnership form as prescribed by the Company), children, or dependents (as defined in Code section 152);"

3.     New Section 13(q) is added, effective May 1, 2004, to read as follows:

(q)     Unpaid Payments. If any payment due to a person remains unpaid at his or her death, the payment will be made to (i) that person’s spouse; (ii) if no spouse is living at the time of such payment, then his or her living children, in equal shares; (iii) if neither a spouse nor children are living, then his or her living parents, in equal shares; (iv) if neither spouse, nor children, nor parents are living, then his or her living brothers and sisters, in equal shares; (v) in none of the individuals described in (i) through (iv) are living, to his or her estate. A person’s domestic partner shall be considered a person’s spouse for purposes of this paragraph. The Company shall determine a person’s status as a domestic partner in a uniform and nondiscriminatory manner. Such a determination shall be binding and conclusive on all parties.

This Eleventh Amendment is hereby adopted this 21st day of April, 2004.

HEWLETT-PACKARD COMPANY
By: /s/ Marcela Perez de Alonso
Marcela Perez de Alonso Executive Vice President Human Resources and Workforce Development